CERTIFICATE OF DESIGNATION
                       SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                   HUNTCO INC.

                       (Pursuant to Section 351.180 of the
                  Missouri General and Business Corporation Law)

                             -----------------------

     Huntco Inc., a corporation organized and existing under the General and Business Corporation Law of the State of Missouri (the "Company"), hereby certifies that the following Series A Convertible Preferred Stock Rights and Preferences were adopted by the Executive Committee of the Board of Directors of the Company in accordance with Section 351.180 of the General and Business Corporation Law by written unanimous consent dated January 30, 1997.

     WHEREAS, by the Restated Articles of Incorporation (the "Restated Articles") of the Company, Five Million (5,000,000) shares of preferred stock, with $.01 par value per share (the "Preferred Stock") are authorized; and

     WHEREAS, in and by Article III of the Restated Articles, the Board of Directors of the Company, pursuant to Section 351.180 of the General and Business Corporation Law of Missouri (the "Act"), is expressly authorized to provide for the issuance of Preferred Stock in series with any such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, including convertible rights and dividend rights, if any, and qualifications, limitations or restrictions thereof as shall be stated in a resolution providing for the issue thereof adopted by the Board of Directors; and

     WHEREAS, the Board of Directors of the Company, acting through its Executive Committee pursuant to Section 351.330 of the Act, now desires to fix and determine such matters with respect to the issuance of certain shares of Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED that the Company does hereby designate a Series A Convertible Preferred Stock in the form attached hereto as EXHIBIT A and that there be authorized 225,000 shares of such Series A Convertible Preferred Stock (the "Series A Preferred").
EXHIBIT A
                                 ---------

SECTION 1.  DESIGNATION OF PREFERRED.
------------------------------------

There is hereby created a series of Preferred Stock to be designated as the Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred shall be a closed series consisting of two hundred twenty-five thousand (225,000) shares, each share of Series A Preferred having a liquidation preference of Twenty Dollars ($20.00) per share. Each share of Series A Preferred shall be identical in all respects with the other shares of Series A Preferred.


SECTION 2.  DIVIDEND RIGHTS OF THE SERIES A PREFERRED.
-----------------------------------------------------

The holders of Series A Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $.888889 per share per annum (assuming a Three Hundred and Sixty (360) day year consisting of four (4) ninety day quarters) and no more, commencing on the date of original issuance of the Series A Preferred and payable quarterly on March 1, June 1, September 1 and December 1 of each year and in preference and priority to any payment of any dividend on the common stock of the Company which presently consists of Class A Common Stock having a par value of $.01 per share ("Class A Common") and the Class B Common Stock having a par value of $.01 per share (the "Class B Common") (collectively, with any other classes of common stock following the date hereof, the "Common" or the "Junior Shares") when and as declared by the Board of Directors. Any accrued but unpaid dividend for any not yet completed quarter shall be computed on the basis of the actual number of days elapsed. The right to such dividends on the Series A Preferred shall be cumulative. No dividends shall be declared or paid on any Junior Shares unless and until all dividends due and accrued have been paid to the holders of the Series A Preferred.


SECTION 3.  LIQUIDATION PREFERENCE.
----------------------------------

(a) PREFERENTIAL DISTRIBUTION. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Junior Shares by reason of their ownership thereof, the amount of $20.00 per share (the "Original Issuance Price") for each share of Series A Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on the Series A Preferred (including any accrued but unpaid dividends for any not yet completed quarter, computed on the basis of the actual number of days elapsed). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to their holdings of shares of Series A Preferred. After payment has been made to the holders of the Series A Preferred of the full amounts to which they are entitled, all remaining assets of the Company shall be distributed pro rata among all holders of Junior Shares on the basis of their holdings of shares of Junior Shares and the relative rights thereof.

(b) INCLUSION OF CERTAIN TRANSACTIONS. A liquidation, dissolution or winding up of the Company shall be deemed to include (i) the sale of all or substantially all of the Company's assets, (ii) the sale of all or substantially all of the assets of Huntco Steel, Inc. ("Huntco Steel"), (iii) the acquisition of the Company or the acquisition of Huntco Steel by another individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or other agency or political subdivision thereof or other entity (a "Person") by means of merger, consolidation or otherwise in which the Company is not the continuing or surviving entity, (iv) a change-of-control of (x) Huntco Steel where any Persons other than the Company become the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Huntco Steel representing more than fifty percent (50%) of the combined voting power of Huntco Steel's then outstanding voting securities or (y) the Company where any Persons (other than those Persons who, on the date hereof, are the beneficial owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's outstanding voting securities) become the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; provided that a change-of-control resulting from any conversion of Class B Common into Class A Common shall not be deemed to be a "Change-of-Control" for purposes hereof (each, a "Change-of-Control"), and (v) the sale and leaseback of assets with a combined book value in excess of fifty percent (50%) of the book value of the assets of the Company and its subsidiaries on a consolidated basis as of the date of the Company's latest balance sheet contained in the Company's Reports on Form 10-Q or Form 10-K filed with the Securities and Exchange Commission (each a "Liquidation Event").


SECTION 4.  CONVERSION.
----------------------

The holders of Series A Preferred and the Company shall have the following conversion rights (the "Conversion Rights"):

(a) RIGHT OF HOLDER TO CONVERT. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A Preferred, into One (1) fully paid and nonassessable share of Class A Common ("Conversion Ratio"), which Conversion Ratio shall be subject to adjustment as provided in Section 4(d) below.

(b) RIGHT OF COMPANY TO CONVERT. Under the circumstances set forth in Sections 4(b)(i) or 4(b)(ii) below (each a "Company Conversion Event"), the Company may effect a conversion of all or a portion of the Series A Preferred then outstanding into shares of Class A Common in accordance with the Conversion Ratio (a "Company Conversion"):

     (i) if the Company shall have offered the holder of the Series A Preferred the right to participate in a secondary public offering of all of the Class A Common into which the Series A Preferred may be converted, and (I) the holder of such Series A Preferred shall have declined to participate in such offering, and (II) the per share price, net of underwriting discounts, commissions and expenses, which the Company shall have received for its Class A Common (and which the holder would have received had it participated) in such offering exceeds $25.00 per share (appropriately adjusted at any time there is an adjustment to the Conversion Ratio hereunder), it being acknowledged and agreed by the Company that the holders of the Series A Preferred shall have the right to decline to participate in any such offering at any time before, and immediately following such time that, the per share price, net of underwriting discounts, commissions and expenses, which the holder would receive for its Class A Common in such offering, shall have been determined; or

     (ii) if at any time after the applicable holding period then in effect under Rule 144(k) of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Series A Preferred has been met, the closing price of the Class A Common as reported by the New York Stock Exchange (or any other national securities exchange on which the Class A Common shall then be trading) shall be Twenty-Five Dollars ($25.00) (appropriately adjusted at any time there is an adjustment to the Conversion Ratio hereunder) for more for thirty (30) consecutive trading days.

(c) MECHANICS OF CONVERSION. No fractional shares of Class A Common shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the closing price for the Class A Common as reported by the New York Stock Exchange (or by any other national securities exchange on which the Class A Common shall then be trading) on the date of the conversion of the Series A Preferred, determined as set forth below.

     (i) IF CONVERSION IS AT OPTION OF HOLDER. If conversion shall be at the option of a holder of Series A Preferred, such holder shall first surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, within five (5) business days thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee of such holder, a certificate or certificates for the number of shares of Class A Common to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common, plus any accrued and unpaid dividends on the converted Series A Preferred (including any accrued but unpaid dividends for any not yet completed quarter, computed on the basis of the actual number of days elapsed). Such conversion shall be deemed to have been made immediately prior to the closing of business on the date of such surrender of the shares of Series A Preferred to be converted, and the Person or Persons entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, then the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

     (ii) IF CONVERSION IS A COMPANY CONVERSION. If the conversion shall be a Company Conversion, the Company shall give the holder of all the issued and outstanding shares of Series A Preferred to be converted written notice of such conversion (the "Company Conversion Notice") not later than thirty (30) days following the applicable Company Conversion Event. The Company Conversion Notice shall set forth the date of conversion (the "Company Conversion Date") which shall not be less than ten (10) days after the date the Company Conversion Notice is delivered to the holder of the Series A Preferred. The Company Conversion Notice shall also instruct the holder of the Series A Preferred to surrender such certificates, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred on or before the Company Conversion Date. The Company shall, within five (5) business days after such Series A Preferred certificates are surrendered, issue and deliver at such office to such holder of the Series A Preferred to be converted, or to the nominee of such holder, a certificate or certificates for the number of shares of Class A Common to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common, plus any accrued but unpaid dividends on the converted Series A Preferred (including any accrued but unpaid dividends for any not yet completed quarter, computed on the basis of the actual number of days elapsed). If at the time the Company elects to effect a Company Conversion there shall be more than one holder of Series A Preferred and the Company desires to convert less than all of the Series A Preferred then outstanding, the Company shall have the sole and complete discretion to determine which shares of Series A Preferred it shall convert to Class A Common. Regardless of whether certificates for the Series A Preferred subject to Company Conversion are surrendered pursuant hereto, from and after the Company Conversion Date, such certificates shall represent only the right to receive the number of shares of Class A Common into which the Series A Preferred represented by the certificate are convertible, and the holder or holders entitled to receive such Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common as of the Company Conversion Date, provided, however, that such holders shall not have the right to vote such Class A Common or to receive dividends thereon until such time as the certificates representing the Series A Preferred subject to Company Conversion are surrendered as provided herein.

(d)     ADJUSTMENTS TO CONVERSION RATIO FOR DILUTING ISSUANCES.

     (i) STOCK DIVIDENDS AND SUBDIVISIONS. If the Company at any time or from time to time after the original issuance date of the Series A Preferred declares or pays any dividend on the Common payable in Common of the respective class of such Common pursuant to Article III of the Restated Articles, or effects a subdivision of the outstanding shares of either class of Common into a greater number of shares of either class of Common (by reclassification, stock split or by payment of a dividend in the respective class of Common), then, and in each such event, the Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately increased. Such increase in the Conversion Ratio shall be deemed to have occurred: (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     (ii) ADJUSTMENTS FOR COMBINATIONS OR CONSOLIDATION OF COMMON. If the outstanding shares of Common are combined or consolidated, by reclassification, recapitalization, merger, reorganization, combination or exchange of shares, spin-off, split-off or otherwise, into a lesser number of shares of Common, then the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

     (iii) OTHER ADJUSTMENTS. The Conversion Ratio shall also be appropriately adjusted in the event of an extraordinary or unusual event not described in (i) or (ii) above by reason of which an adjustment would be equitable under the circumstances.

(e) EXERCISE OF CONVERSION RIGHTS UPON A LIQUIDATION EVENT. If at least ten (10) days prior to the consummation of any event described in (h)(i)(1),
(h)(i)(2), (h)(i)(3) or (h)(i)(4) below, any holder of Series A Preferred elects to exercise its Conversion Rights, then the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the consummation of such event, in which event the Person(s) entitled to receive the Class A Common issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the consummation of such event.

(f) NO IMPAIRMENT. The Company will not, by amendment of its Restated Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or in any manner directly or indirectly impair or change the rights or entitlements of the holders of the Series A Preferred (except as set forth in Section 5), but will at all times carry out of all the provisions of this Section 4 and take all actions that may be necessary or appropriate to protect the Conversion Rights of the holders of the Series A Preferred against impairment. Except as set forth in Section 5, the Company may not create and issue additional series of Preferred Stock with rights senior to or on parity with the Series A Preferred, but nothing herein shall prevent the Company from issuing any additional shares of Class A Common or Class B Common or from creating or establishing any other class or series of common stock or Preferred Stock having rights or preferences with respect to dividends, distribution or dissolution which are junior to the Series A Preferred (any of which, after issuance, shall be included for all purposes hereof in the definition of "Junior Shares" hereunder).

(g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 4 and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio in effect at the time, and (iii) the number of shares of Common and the amount, if any, of other property that would be received at the time upon conversion of the Series A Preferred.

(h)     NOTICES.

     (i) EVENTS TRIGGERING NOTICES. The Company shall be obligated to issue notices to the holders of the Series A Preferred in accordance with the provisions of Section 4(h)(ii) below if any of the following events occur:

          (1) a declaration by the Company of any dividend or distribution upon shares of its Common, whether in cash, property, stock or other securities (other than regular cash dividends) and whether or not out of earnings or earned surplus;

          (2) a pro-rata offering by the Company to the holders of any class or series of its stock to subscribe for any additional shares of stock of any class or series or other rights;

          (3) any reclassification or recapitalization by the Company of its outstanding Common involving a change in the Common;

          (4)     any Liquidation Event; or

          (5)     any intent to have a public offering of Common.

     (ii) TYPES OF NOTICES. In connection with each event described in this Section 4, the Company shall send the following notices:

          (1) at least twenty (20) days prior to the date on which a record is to be taken for the dividend, distribution or subscription rights referred to in Sections 4(h)(i)(1) and 4(h)(i)(2) above or the date for determining rights to vote with regard to the matters referred to in Sections 4(h)(i)(3) and 4(h)(i)(4) above, the Company shall send a notice to each holder of Series A Preferred setting forth the record or voting date, and the nature of the action;

          (2) in case of any event referred to in Section 4(d) above, at least twenty (20) days prior to the date when the event is to take place, the Company shall send a notice to each holder of Series A Preferred setting forth the date on which the holders of shares of Common shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event; and

          (3) in any event, at least twenty (20) days prior to the consummation of any event described in 4(h)(i)(1), 4(h)(i)(2), 4(h)(i)(3) and 4(h)(i)(4) above, the Company shall send a notice to each holder of Series A Preferred setting forth the date on which such event is to be consummated;

     (iii) DELIVERY OF NOTICES. Each such written notice shall be addressed to each holder of Series A Preferred at the address for each such holder as shown on the books of the Company and delivered in accordance with Section 8 hereof.


SECTION 5.  CREATION OF CAPITAL STOCK SUPERIOR OR EQUAL TO THE SERIES A
PREFERRED.
-----------------------------------------------------------------------

(a) OFFER OF REDEMPTION UPON CREATION OF SENIOR SHARES. As long as any Series A Preferred are issued and outstanding, the Company may create one or more new series or classes of capital stock having rights and preferences with respect to dividends, distribution or to dissolution that are prior, superior or substantially equal to the Series A Preferred (the "Senior Shares") if and only if the Company shall have first offered in writing to the holders of the Series A Preferred to redeem all of the then outstanding Series A Preferred at a redemption price equal to the liquidation preference of such shares as set forth in Section 1 hereof, plus all accrued but unpaid dividends (including any accrued but unpaid dividends for any not yet completed quarter, computed on the basis of the actual number of days elapsed) (the "Redemption Price"). Such offer may be accepted only in writing which is delivered to the Company not later than ten (10) business days following the date such holder of Series A Preferred shall have received the Company's redemption offer. Such offer may be accepted by all or less than all of the holders of all of the outstanding Series A Preferred and as to all or less than all of the Series A Preferred owned by each holder. If accepted, such redemption shall be effected in accordance with the provisions of this Section 5 hereof.

(b) PROVISION OF REDEMPTION NOTICE. To the extent any or all of the holders of the Series A Preferred accept the Company's offer to redeem their Series A Preferred, such accepting holders shall thereupon be provided with not less than ten (10) days prior written notice of the redemption. The notice of redemption must set forth all of the following:

     (i) the date fixed for redemption which date shall not be later than the date of the issuance of any of the Senior Shares (the "Redemption Date");

     (ii)    the Redemption Price; and

     (iii) the place at which the holders of the Series A Preferred may obtain payment of the Redemption Price upon surrender of their certificates representing their shares of Series A Preferred.

(c) MAILING OF REDEMPTION NOTICE. A copy of the notice of redemption must be mailed to each holder of Series A Preferred of record as of the date fixed by the Company's Board of Directors and addressed to the holder, at such holder's address appearing on the Company's books or given by such holder to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located, not less than ten (10) days prior to the Redemption Date.

(d) FUNDS AVAILABLE FOR REDEMPTION PAYMENTS. The redemption payments may be made from any legally available source or fund of the Company and shall include all accrued dividends from the beginning of the year of such redemption until the date of such redemption (including any accrued but unpaid dividends for any not yet completed quarter which shall be computed on the basis of the actual number of days elapsed.

(e) DEPOSIT OF FUNDS. On or before the Redemption Date, the Company must deposit with any bank or trust company, as a trust fund, a sum sufficient to redeem, on the Redemption Date, the Series A Preferred to be redeemed and to pay, on or after the Redemption Date, the Redemption Price of the Series A Preferred to the respective holders on the surrender of their certificates, and from and after the Redemption Date, the Series A Preferred shall be deemed to be redeemed, and dividends on those shares shall cease to accrue after the Redemption Date. The deposit shall be deemed to constitute full payment of the Series A Preferred to their holders, and from the Redemption Date the Series A Preferred that were so redeemed shall be deemed to be no longer outstanding, and the holders of the Series A Preferred shall cease to be shareholders with respect to such shares, and shall have no rights with respect to such Series A Preferred except the right to receive from the bank or trust company payment of the Redemption Price of the Series A Preferred, without interest, within seven business days following surrender of their certificates along with any right to convert the Series A Preferred which may exist. Such deposit shall be irrevocable and under no circumstances shall the Company be entitled to withdraw any sums so deposited.

(f) SURRENDER OF CERTIFICATES. On or before the Redemption Date, each holder of Series A Preferred being redeemed shall, unless such holder has previously exercised such holder's option to convert such holder's Series A Preferred as provided above, surrender the certificate for the Series A Preferred to the Company at the place designated in the redemption notice and shall then be entitled to receive payment of the Redemption Price.


SECTION 6.  PREFERRED SHARES MAY NOT BE REISSUED.
------------------------------------------------

Shares of Series A Preferred converted as provided in Section 4 or redeemed as provided in Section 5 may not be reissued.


SECTION 7.  VOTING RIGHTS.
-------------------------

The holders of Series A Preferred shall not have any voting rights except as may be expressly required by law. For purposes of determining the voting rights of holders of Series A Preferred in relation to those of holders of other series of Preferred Stock, each holder of Series A Preferred Stock will be entitled to one (1) vote per share of Series A Preferred Stock.


SECTION 8.  METHODS OF GIVING NOTICES.
-------------------------------------

Unless otherwise provided herein, all written offers, acceptances, notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after being sent by a nationally known overnight delivery service, or (iv) when sent by telephone facsimile confirmed by overnight delivery service, to the parties at the addresses or facsimile numbers provided to the Company, or at such other address as shall be specified by notice.



     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its vice president, Anthony J. Verkruyse and its secretary, Anthony J. Verkruyse, has affixed the corporate seal hereto and attested said seal on the 30th day of January, 1997.

                                               HUNTCO INC.


                                               By:  /s/ Anthony J. Verkruyse
                                                   -------------------------
                                                     Anthony J. Verkruyse,
                                                      Vice President
[SEAL]

ATTEST:

  /s/ Anthony J. Verkruyse
---------------------------------
Anthony J. Verkruyse, Secretary


STATE OF MISSOURI      )
                       )  SS
COUNTY OF ST. LOUIS    )

     I, Celene T. Hanley, a Notary Public, do hereby certify that on this 30th day of January, 1997, personally appeared before me ANTHONY J. VERKRUYSE, who, being by me first duly sworn, declared that he is a Vice President of Huntco Inc., that he signed the foregoing document as Vice President of the corporation, and that the statements therein contained are true.

                                              /s/ Celene T. Hanley
                                           --------------------------
                                                  Notary Public